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                                                                    EXHIBIT 10.2

                               FIFTH AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       COLONIAL REALTY LIMITED PARTNERSHIP

                  THIS FIFTH AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COLONIAL REALTY LIMITED PARTNERSHIP (this "Fifth Amendment" to the "Partnership Agreement"), dated as of June __, 2001, is entered into by Colonial Properties Trust, as general partner (the "General Partner") of Colonial Realty Limited Partnership (the "Partnership"), for itself and on behalf of the limited partners of the Partnership (the "Limited Partners").

                  . WHEREAS, Section 4.2.A of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner in its sole and absolute discretion, subject to the condition that no such additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued in connection with an issuance of shares by the General Partner, which shares have designations, preferences and other rights, substantially similar to the designations, preferences and other rights of the additional Partnership Units issued to the General Partner and (ii) the General Partner makes a capital contribution of an amount equal to the net proceeds raised in connection with the issuance of such shares.

                  WHEREAS, General Partner has entered into an Underwriting Agreement dated as of June 4, 2001, and a Terms Agreement dated as of June 4, 2001, pursuant to which Colonial Properties has agreed to issue up to 2,300,000 9.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series C Preferred Shares"), of Colonial Properties;

                  WHEREAS, General Partner will make will make a capital contribution to the Partnership of the proceeds from the issuance of the Series C Preferred Shares in exchange for up to 2,300,000 Series C Preferred Units (as defined below); and

                  WHEREAS, in connection with the issuance of the Series C Preferred Shares and pursuant to the authority granted to the General Partner pursuant to Section 4.2.A of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Units, to be entitled Series C Cumulative Redeemable Preferred Units (the "Series C Preferred Units"), and to set forth the designations, rights, powers, preferences and duties of such Series C Preferred Units, which are substantially the same as those of the Series C Preferred Shares, and (ii) to make certain other changes to the Partnership Agreement.

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

                  1. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2.F the following section:

                                    G.       Series C Preferred Units. Under the
                  authority granted to it by Section 4.2.A hereof, the General Partner hereby establishes and designates as Preferred Units an additional class of Partnership Units entitled "Series C Cumulative Redeemable Preferred Units" (the "Series C Preferred Units"). Series C Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit J hereto.

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                  2.       Exhibits to Partnership Agreement.

                  The Partnership Agreement is hereby amended by attaching thereto as Exhibit J the Exhibit J attached hereto.

                  3. Certain Capitalized Terms. All capitalized terms used in this Fifth Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                  IN WITNESS WHEREOF, the undersigned has executed this Fifth Amendment as of the date first set forth above.

                                    COLONIAL PROPERTIES TRUST,
                                    as General Partner
                                    of Colonial Realty Limited Partnership
                                    And on behalf of existing Limited Partners

                                    By: /s/ Howard B. Nelson, Jr.
                                        ---------------------------------------
                                    Name: Howard B. Nelson, Jr.
                                    Title: Chief Financial Officer and Secretary

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                                    EXHIBIT J

             DESIGNATION OF THE PREFERENCES, RIGHTS, VOTING POWERS,
                  RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS
                                     OF THE
                            SERIES C PREFERRED UNITS

         The Series C Preferred Units shall have the following designations, preferences, rights, powers and duties:

                  (1) Certain Defined Terms. The following capitalized terms used in this Exhibit I shall have the respective meanings set forth below:

                  "Distribution Period" means quarterly periods commencing on or about the first day of June, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on June 19, 2001 and end on September 30, 2001, and other than the Distribution Period during which any Series C Preferred Units shall be redeemed pursuant to Section 4, which shall end on and include the date of such redemption).

                  "Fully Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series C Preferred Units have a preference or priority in both (i) the payment of distributions and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

                  "Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series C Preferred Units have a preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

                  "Parity Units" has the meaning ascribed thereto in Section
         6(B).

                  (2)      Distributions.

                  (A) The General Partner, in its capacity as the holder of the then outstanding Series C Preferred Units, shall be entitled to receive out of funds legally available therefor, distributions payable in cash at the rate of $2.1325 per Series C Preferred Unit per year, payable in equal amounts of $.533125 per unit quarterly in cash on the last day of each March, June, September, and December or, if not a Business Day, the next succeeding Business Day beginning on September 30, 2001 (each such day being hereafter called a "Quarterly Distribution Date"). Quarterly distributions on each Series C Preferred Unit shall begin to accrue and shall be fully cumulative from June 19, 2001, whether or not (i) quarterly distributions on such Series C Preferred Unit are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of quarterly distributions. Quarterly distributions paid on the Series C Preferred Units in an amount less than the total amount of such quarterly distributions at the time accrued and payable on such Partnership Units shall be allocated pro rata on a per unit basis among all such Series C Preferred Units. Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Quarterly Distribution Date, to the General Partner, on such date as may be fixed by the General Partner for payment of the corresponding dividend on the Series C Preferred Shares. Any distribution made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series C Preferred Units which remains payable.

                  (B) The amount of any quarterly distributions accrued on any Series C Preferred Units at any Quarterly Distribution Date shall be the amount of any unpaid quarterly distributions accumulated

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         thereon, to and including such Quarterly Distribution Date, whether or not earned or declared. The amount of distribution for the initial Distribution Period and any other Distribution Period on the Series C Preferred Units that represents less than a full quarter of a year shall be computed on the basis of a 360-day year of twelve 30-day months. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units that may be in arrears.

                  (C) So long as any Series C Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Units and all distributions declared upon any other class or series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series C Preferred Units and accumulated and unpaid on such Parity Units.

                  (D) So long as any Series C Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case (i) the full cumulative distributions on all outstanding Series C Preferred Units and any other Parity Units of the Partnership shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series C Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series C Preferred Units and the current distribution period with respect to such Parity Units.

                  (E) No distributions on the Series C Preferred Units shall be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (F) Except as provided herein, the Series C Preferred Units shall not be entitled to participate in the earnings or assets of the Partnership, and no interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or distributions on the Series C Preferred Units which may be in arrears.

                  (3)      Liquidation Preference.

                           (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the General Partner, in its capacity as holder of the Series C Preferred Units, shall be entitled to receive Twenty-Five Dollars ($25.00) (the "Series C Liquidation Preference") per Series C Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of

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         final distribution to the General Partner, in its capacity as such holder; but the General Partner, in its capacity as the holder of Series C Preferred Units shall not be entitled to any further payment with respect to such Series C Preferred Units. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable to the General Partner, in its capacity as the holder of Series C Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the General Partner, in its capacity as the holder of such Series C Preferred Units, and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series C Preferred Units and such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3,
         (x) a consolidation or merger of the Partnership or the General Partner with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and (y) a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

                           (B) Subject to the rights of the holders of Partnership Units of any series or class ranking on a parity with or prior to the Series C Preferred Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the General Partner, in its capacity as the holder of the Series C Preferred Units, as provided in this Section 3, any other series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the General Partner, in its capacity as the holder of the Series C Preferred Units, shall not be entitled to share therein.

                  4.       Redemption Right.

                           (A) Except as provided in Section 4(B), the Series C Preferred Units shall not be redeemable prior to June 19, 2006. On and after June 19, 2006, the General Partner may cause the Partnership to redeem the Series C Preferred Units, in whole or in part, for cash in an amount per Series C Preferred Unit equal to the Series C Liquidation Preference plus accrued and unpaid distributions (the "Redemption Price"), in each case subject to the conditions set forth below.

                  (i) The Series C Preferred Units shall be redeemed only if the General Partner shall concurrently therewith redeem an equivalent number of Series C Preferred Shares for cash. Such redemption of Series C Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series C Preferred Shares (such date of redemption the "Redemption Date").

                  (ii) In the event that the General Partner redeems Series C Preferred Shares for cash, the Partnership shall redeem a like number of Series C Preferred Units in exchange for the amount of cash that the General Partner is required to pay pursuant to the terms of the Series C Preferred Shares in connection with such redemption.

                  (iv) Upon any redemption of Series C Preferred Units, the Partnership shall pay any accrued and unpaid distributions with respect to the Series C Preferred Units being redeemed for any Distribution Period ending on or prior to the Redemption Date. If the Redemption Date falls after a Partnership Record Date and prior to the corresponding Quarterly Distribution Date, then the General Partner, in its capacity as the holder of the Series C Preferred Units being redeemed, shall be entitled to distributions payable on the corresponding Quarterly Distribution Date notwithstanding the redemption of such Series C Preferred Units before such Quarterly Distribution Date. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Units called for redemption.

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                           (B)      In the event that the General Partner is
         required to redeem any Series C Preferred Shares pursuant to the terms thereof, the Partnership shall redeem an equivalent number of Series C Preferred Units for consideration equal to the consideration payable by the General Partner upon redemption of such Series C Preferred Shares.

                           (C) The Series C Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                  5. Conversion. The Series C Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

                  6. Ranking. Any class or series of Partnership Units shall be deemed to rank:

                           (A) prior to the Series C Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Units;

                           (B) on a parity with the Series C Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series C Preferred Units, if the holders of such class or series of Partnership Units and the Series C Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other ("Parity Units");

                           (C) junior to the Series C Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Junior Units; and

                           (D) junior to the Series C Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Fully Junior Units;

                  7. Voting. Except as required by law, the General Partner, in its capacity as the holder of the Series C Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

                  8. Restriction on Ownership. The Series C Preferred Units shall be owned and held solely by the General Partner.

                  9. General. The rights of the General Partner, in its capacity as the holder of the Series C Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit J shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Agreement, other than in its capacity as the holder of the Series C Preferred Units.

                                    * * * * *

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